Exhibit 99.1

Contact: Elaine Lintecum

Treasurer

916-321-1846

elintecum@mcclatchy.com

McCLATCHY REPORTS RECORD SECOND QUARTER 2005 EARNINGS

PROVIDES 2005 OUTLOOK AND UPDATE ON STAR TRIBUNE SUIT

SACRAMENTO, Calif., July 14, 2005 - The McClatchy Company (NYSE-MNI) today reported record second quarter earnings of $44.2 million, or 94 cents per share, compared to earnings of $40.1 million, or 86 cents per share, in the second quarter of 2004.

Earnings in the 2004 quarter included a non-cash charge equal to $2.25 million after taxes for the write-off of capitalized loan fees as a result of the company's May 2004 debt refinancing. Excluding this refinancing charge, earnings were $42.3 million or 90 cents per share.

Revenues in the second quarter of 2005 were $302.8 million, up 2.2% from 2004 second quarter revenues of $296.3 million, with advertising revenues of $255.5 million, up 3.0%, and circulation revenues of $41.0 million, down 2.2%.

Earnings in the first half of 2005 were $76.5 million, or $1.63 per share, compared to earnings of $69.0 million, or $1.48 per share, in the first half of 2004. Total earnings in the first half of 2004 were $1.52 per share excluding the above-mentioned refinancing charge.

Revenues in the first half were $583.7 million, up 2.7% from 2004 revenues of $568.6 million. Advertising revenues were $489.4 million, up 3.5%, and circulation revenues were $82.4 million, down 1.3%.

Commenting on the results, Gary Pruitt, McClatchy's chairman and chief executive officer, said, "The second quarter was a good one for the company. We reported record second quarter earnings and revenues, despite what has been an uneven year in terms of advertising activity. After a slow start at our largest newspaper, the Minneapolis Star Tribune, advertising picked up there in June, posting a 3.0% gain. This gain, coupled with good revenue growth at our other newspapers and company-wide cost controls, helped us achieve a successful second quarter.

"Looking ahead, we continue to believe that 2005 is going to be a solid year with advertising revenue growth in the mid single-digit range in the second half. We will remain vigilant in managing expenses, and expect our third quarter 2005 earnings to range between 82 and 84 cents per share. We are still comfortable with the full-year range we provided last month at the Mid-Year Media Review investor conference of $3.45 to $3.55 per share."

As previously reported, a lawsuit filed against the company on June 28 by four local employment agencies in Minneapolis alleges circulation misstatements by the Star Tribune newspaper from 1999 through the present. The plaintiffs are seeking class action status. No other advertisers have filed similar complaints or, to management's knowledge, have reduced advertising as a result of this suit.

The Star Tribune had earlier sued Duane Hendrickson, an executive of Masterson Personnel Inc., one of the plaintiffs in the circulation action, and his wife for delinquent payments totaling approximately $60,000 from their days as newspaper distributors for the Star Tribune. That suit was filed in September 2004, prior to the recent claim made against the company, and is continuing.

The four plaintiffs are Twin Cities employment agencies that spent $105,000 in advertising at the Star Tribune in 2004 and have spent a combined average of $190,000 per year over the six and a half years covered by the complaint.

"We think the lawsuit is without merit and plan to prove that in court as quickly as the legal system allows." said Mr. Pruitt. "We've retained the Minneapolis law firm of Faegre & Benson to represent the company in this matter and have instructed them to litigate the case aggressively." The company also noted that the ranges of expected earnings provided above do not include any estimate of legal fees associated with the lawsuit.

The company noted that in 111 Audit Bureau of Circulations (ABC) audits over the last 10 years there has been only one audit adjustment at a McClatchy newspaper. That happened in 1996, when ABC told The (Rock Hill) Herald in South Carolina to add 63 papers to its total. The company further noted that the Star Tribune had never had an ABC audit adjustment, to management's knowledge.

"However, ABC audits have not been the sole check on our circulation practices," said Mr. Pruitt. "Our confidence in our reported numbers reflects thorough and continuous testing and assessment. Internal controls at the Star Tribune, monthly review of compliance with Sarbanes-Oxley Section 404, and examination by our internal audit department provide the foundation. In addition, since this case was filed we have undertaken a detailed examination of charges raised in the lawsuit under the direction of the national law firm Seyfarth Shaw, reporting directly to our general counsel. We remain confident in our reported ABC circulation numbers."

Mr. Pruitt also said, "We have faith in our circulation processes and our reports, and confidence in the management of the Star Tribune. We will be forthright in our dealings in this matter, and we will communicate with our readers, advertisers and shareholders as openly as possible in answering and disposing of these claims. While the suit may take some time to resolve, we believe it has no merit and we look forward to proving it.

"This is an important issue, and we will give it the serious attention it deserves, but it will not distract us from the business of running The McClatchy Company. Our management is strong and our team will continue to focus on the business of producing high quality newspapers and websites, and generating positive results for our shareholders."

The company's statistical report, which summarizes its revenue performance for June and the first half of 2005, follows, along with a supplemental report of advertising revenue data by category covering June, the second quarter and first half of 2005.

At noon eastern time today, McClatchy will review its results in a conference call

(877-278-1205 pass code 7227589) and webcast (www.mcclatchy.com). A replay of the call can be accessed for up to 48 hours by dialing 800-642-1687 and using the same pass code, 7227589. The webcast will be archived at McClatchy's website.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and internet publisher. It publishes 12 daily and 17 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News & Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, the impact of any litigation or potential litigation, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 26, 2004 report on form 10-K and filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

SUMMARY OF UNAUDITED RESULTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three months ended		Six months ended
	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004

Revenues - net	$ 302,756	$ 296,270	$ 583,683	$ 568,553
Operating expenses:
Compensation	119,648	118,304	241,766	236,407
Newsprint and supplements	39,140	38,220	75,583	73,189
Depreciation and amortization	16,389	16,410	32,739	33,024
Other operating expenses	52,335	51,210	102,849	102,008
Total operating expenses	227,512	224,144	452,937	444,628

Operating income	75,244	72,126	130,746	123,925

Interest expense	(2,035)	(2,309)	(4,047)	(5,948)
Refinancing related charge	-	(3,737)	-	(3,737)
Partnership income (loss)	35	419	141	312
Other non-operating income (loss) - net	78	(8)	167	64
Income before taxes	73,322	66,491	127,007	114,616
Income tax provision	29,158	26,396	50,508	45,592
Net income	$ 44,164	$ 40,095	$ 76,499	$ 69,024

Net income per common share:
Basic:	$ 0.95	$ 0.86	$ 1.64	$ 1.49
Diluted	$ 0.94	$ 0.86	$ 1.63	$ 1.48

Weighted average common shares:
Basic	46,629	46,361	46,585	46,336
Diluted	47,019	46,803	46,998	46,776

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)
	June			June Year-to-Date
Revenues - Net:	2005	2004	% Change	2005	2004	% Change
Advertising
California	$30,319	$29,408	3.1%	$189,348	$180,287	5.0%
Minneapolis	24,521	23,808	3.0%	151,282	151,415	-0.1%
Carolinas	12,484	12,018	3.9%	79,728	75,469	5.6%
Northwest	10,853	10,804	0.5%	69,090	65,527	5.4%
Total Advertising	$78,177	$76,038	2.8%	$489,448	$472,698	3.5%

Circulation	12,449	12,859	-3.2%	82,441	83,510	-1.3%
Other	1,806	1,741	3.7%	11,794	12,345	-4.5%
Total Revenue	$92,432	$90,638	2.0%	$583,683	$568,553	2.7%

Average Paid Circulation:*
Daily	1,371.4	1,374.2	-0.2%	1,408.6	1,413.2	-0.3%
Sunday	1,796.4	1,841.7	-2.5%	1,811.8	1,847.8	-1.9%
Community Newspapers	66.0	68.7	-3.9%	68.2	68.9	-1.0%
* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

Advertising Linage for Dailies:
Full Run ROP
Retail	420.8	449.8	-6.4%	2,677.2	2,711.8	-1.3%
National	92.5	89.6	3.2%	578.5	612.5	-5.6%
Classified	635.7	629.9	0.9%	3,894.0	3,901.2	-0.2%
Total	1,149.0	1,169.3	-1.7%	7,149.7	7,225.5	-1.0%

Millions of Preprints Distributed	258.2	258.0	0.1%	1,675.3	1,577.4	6.2%

Full Run ROP Linage by Market for Dailies:

California:
The Sacramento Bee	206.1	207.2	-0.5%	1,274.5	1,285.2	-0.8%
The Fresno Bee	102.2	106.4	-3.9%	633.5	651.3	-2.7%
The Modesto Bee	105.7	109.0	-3.0%	614.1	644.3	-4.7%
Merced Sun-Star	51.9	48.0	8.1%	308.5	292.7	5.4%

Star Tribune, Minneapolis	144.5	148.1	-2.4%	883.4	927.9	-4.8%

Northwest:
The News Tribune, Tacoma	95.8	104.2	-8.1%	607.7	622.6	-2.4%
Anchorage Daily News	78.9	75.6	4.4%	485.0	452.3	7.2%
Tri-City Herald	70.2	65.0	8.0%	446.5	396.4	12.6%

Carolinas:
The News & Observer, Raleigh	144.2	150.2	-4.0%	915.0	930.7	-1.7%
South Carolina Dailies	149.5	155.6	-3.9%	981.5	1,022.1	-4.0%
Total	1,149.0	1,169.3	-1.7%	7,149.7	7,225.5	-1.0%

THE McCLATCHY COMPANY

SUPPLEMENTAL ADVERTISING REVENUE DATA

BY CATEGORY

FOR THE PERIOD ENDED JUNE 26, 2005

	June		Qtr 2		June Year-to-Date

	% Change	% Change Print Only	% Change	% Change Print Only	% Change	% Change Print Only

Advertising categories:
Retail	(0.6)	(0.9)	1.4	1.4	1.8	1.9
National	(8.2)	(8.4)	(8.1)	(8.3)	(3.2)	(3.4)
Classified Total	6.7	3.5	6.9	3.6	6.4	3.0
Auto	(9.5)	(11.8)	(7.0)	(9.3)	(6.5)	(8.6)
Real Estate	16.5	14.3	17.9	15.2	15.0	12.2
Employment	16.6	11.9	13.6	9.0	14.0	8.9
Direct Marketing	21.2	21.2	7.2	7.2	7.8	7.8

Total advertising growth	2.8	1.2	3.0	1.5	3.5	2.1